EXHIBIT 9.1

Portfolio Support and License Agreement

This Agreement, dated as of November 17th, 2020, is made by and between Tekla Capital Management, LLC, a Delaware limited liability company (“Consultant/Licensor”), and Guggenheim Funds Distributor, LLC., (“GFD” or “Licensee”) as sponsor to the TEKLA MEDICAL SCIENCE INNOVATION PORTFOLIO, 001, (the “Trust”). For the avoidance of doubt, this Agreement covers only this Trust. Consultant/Licensor has no obligation to provide a license or services with respect to any additional trust. Any additional trust would require a separate agreement between Consultant/Licensor and GFD.

Recitals

A.       Consultant/Licensor is an investment adviser federally registered or exempt under the Investment Advisers Act of 1940, as amended.

B.       GFD sponsors, underwrites and distributes a wide array of unit investment trusts (“UITs”).

C.       Consultant/Licensor has developed an investment strategy (which includes without limitation selection criteria and methodology) set forth in Schedule A (the “Strategy”), and Consultant/Licensor owns rights in and to the Strategy and the proprietary data (if any) relating to the Strategy (such rights, including without limitation, copyright, trademark and proprietary rights and trade secrets, being hereinafter collectively referred to as the “Intellectual Property”).

D.       The parties desire to enter into an agreement whereby Consultant/Licensor shall provide to GFD a list of securities selected in accordance with the Strategy (any securities selected in accordance with the Strategy are referred to herein as “Selected Securities”) for deposit by GFD, in its discretion, into the Trust.

E.       Consultant/Licensor uses in commerce and has trade name, trademark and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the “Marks”).

F.       Licensee wishes to use the Strategy, Intellectual Property and the Marks in connection with the Trust.

The parties agree as follows:

1. Consultant/Licensor Services.

(a) Selection of Securities. Prior to 12:00 p.m. (C.S.T.) on the third business day before the 19th of November, 2020 indicated for the Trust (such prior day being the “Target Date”), Consultant/Licensor shall provide GFD with a list of Selected Securities for deposit by GFD, in its sole discretion, into the Trust. The date that the Selected Securities are deposited is referred to herein as the “Deposit Date”. GFD shall provide to Consultant/Licensor the registration statement relating to the Trust (the “Registration Statement”) five (5) business days before the Target Date.

(b) Consultation. Consultant/Licensor shall, upon GFD’s reasonable request, provide GFD with information about the Selected Securities as reasonably requested for use by GFD in preparing and updating Registration Statement disclosures and marketing materials for the Trust.

(c) Key Personnel and Standard of Performance. Consultant/Licensor represents and warrants that: (i) the services will be performed with that degree of skill and care generally observed by companies performing the same or similar services; and (ii) the services will be provided in compliance with all statutes, acts, ordinances, laws, rules, regulations, codes and standards applicable to Consultant/Licensor as a licensor and service provider under this Agreement.

(d) Non-disclosure. Neither Consultant/Licensor nor any if its officers, directors, employees, members or agents shall disclose in any manner any information concerning the Trust, including any Selected Securities, prior to the Trust’s Deposit Date.

2. Grant of License.

(a)       Grant. Subject to Licensee’s continued compliance with the terms and conditions of this Agreement, Consultant/Licensor hereby grants to the Licensee during the Term a non-exclusive, non-transferable, non-sublicensable license to use and refer to the Consultant/Licensor Marks, Strategy and Intellectual Property (i) in connection with the creation, issuance, sale, marketing and promotion of the Trust in order to indicate (x) that the securities included in the Trust are determined through the use of the Strategy, (y) the historical performance of the Strategy, and (z) that Consultant/Licensor is the source of the Strategy; (ii)  as may otherwise be required by applicable laws, rules or regulations and court orders; and (iii) in the name of the Trust (collectively, the “License”).  Licensee shall not use the list of Selected Securities or the foregoing licensed Marks, Strategy or Intellectual Property for any other purpose except as provided under the License.  The License shall be revocable by Consultant/Licensor upon the failure of Licensee to comply with the terms and conditions of this Agreement. The foregoing license shall terminate with respect to the Trust as the Trust terminates, provided that materials created for the Trust during the Term may continue to bear the Marks and information provided under the License solely for recordkeeping purposes  and maintaining a historical record of the Trust. Such materials may continue to be made available to the public indefinitely.

(b)       Ownership and Retention of Rights. The Licensee acknowledges that the Strategy and the Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and that Consultant/Licensor owns and retains all Intellectual Property rights therein. Except as otherwise specifically granted in Section 2(a), Consultant/Licensor reserves all rights to the Strategy and the Consultant/Licensor Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Strategy or the Consultant/Licensor Marks, or in any Intellectual Property or other proprietary rights pertaining thereto. All use of the Marks and goodwill in the Marks shall be to the benefit of and retained by Consultant/Licensor. Licensee hereby assigns and agrees to assign to Consultant/Licensor any rights in the Strategy or Marks it has or may obtain through performance under this Agreement.

(c) Registration. Consultant/Licensor shall have the sole option and discretion to seek and maintain registrations of any Intellectual Property rights in the Strategy or the Marks. Licensee shall not register any Intellectual Property rights in the Strategy or the Marks.

(d)       Quality Control. Licensee covenants and agrees that any of its products or services associated with the Marks will be of high quality, and that Licensee will conduct itself in a manner so as to preserve the goodwill associated with the Marks, will not do anything that would damage or depreciate such goodwill, and will cooperate with Consultant/Licensor in taking such actions as are reasonably necessary or desirable to ensure quality compliance, as may be reasonably specified by Consultant/Licensor from time to time. Licensee shall provide copies of advertising and promotional materials, and other signage or uses of the Marks for review by Consultant/Licensor in a timely manner upon the reasonable request of Consultant/Licensor.

3. Term. The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the earlier of (i) the termination of the Trust, (ii) two years after the Deposit Date, and (iii) if the Deposit Date has not occurred within sixty days after the Target Date, sixty days after the Target Date.

4. Fees. As consideration for the services and license granted herein, GFD shall pay to Consultant/ Licensor the following fees (which fees are Trust costs that GFD expects the Trust to reimburse pursuant to the applicable Trust Indenture):

(a)       a portfolio consulting fee equal to ten basis points (0.0010) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the “Portfolio Fee”); and

(b)       a license fee equal to seven basis points (0.0007) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the “License Fee”).

The Portfolio Fee and License Fee shall be paid on a one-time basis on or before the 15th day of the second month after the close of the primary offering period. Consultant/Licensor acknowledges that (a) GFD may at any time determine that it does not wish to go forward with a primary offering of the Trust and, if it so determines, GFD shall not be responsible for the payment of any Portfolio Fee or License Fee under this Agreement, (b) GFD may delay the Deposit Date for the Trust in its discretion, and (c) GFD has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

5. Relationship of the Parties. This Agreement shall not be deemed to create any partnership or joint venture between GFD and Consultant/Licensor, and the services provided by Consultant/Licensor shall be as an independent contractor and not as an employee or agent of GFD. Consultant/Licensor shall have no authority whatsoever to bind GFD on any agreement or obligation. Consultant/Licensor agrees that it shall not hold itself out as an employee or agent of GFD.

6. Confidentiality. A party may obtain proprietary, non-public information from or concerning the other party (“Confidential Information”) during the term of this Agreement. The Strategy is Confidential Information of the Consultant/Licensor. Each party shall keep the other party’s Confidential Information confidential with the same degree of care that it protects its own confidential information, but in no event less than a reasonable degree of care. Each party shall not use such information in any manner except as required to perform its obligations hereunder. In no event shall the following information be deemed a disclosing party’s Confidential Information: (a) information that is or becomes generally available to the public other than as a result of disclosure by the receiving party; (b) information that was within the receiving party’s possession prior to its being furnished by the disclosing party; (c) information that becomes available to the receiving party from a third party who is not, to the receiving party’s knowledge, bound by an obligation of confidentiality to the disclosing party; and (d) information that is independently developed by the receiving party without the receiving party violating its obligations under this Agreement. Notwithstanding the above, a receiving party may disclose the disclosing party’s confidential Information to the receiving party’s existing and potential affiliates and its and their respective employees, agents, advisors, directors and officers (collectively, “Representatives”), provided, however, such Representatives are made aware of this Agreement and agree in writing to comply with the terms of this Agreement as if they were parties hereto. Each party acknowledges that a breach of this Section may cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this Section in addition to all other remedies available at law or in equity.

7. Indemnification. Each party (in the capacity contemplated by this Section, an “Indemnifying Party”) shall indemnify and hold harmless the other party (the “Indemnified Party”) from any and all liabilities, losses, damages, claims, costs and expenses (including the reasonable cost and expense of investigating and defending any alleged liability, loss, damage, claim, cost or expense and reasonable attorneys’ fees incurred in connection therewith) arising from the Indemnifying Party’s (a) failure to comply with this Agreement or (b) breach of any representation or warranty contained in this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which it would otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence in the performance of duties hereunder or by reason of its reckless disregard of obligations and duties under this Agreement or violation of law. In addition, Licensee agrees to indemnify and hold harmless Consultant/Licensor and its affiliates, and their directors, officers, employees and agents (any such person, an “Indemnified Party”) against any and all liabilities, losses, damages, claims, costs and expenses (including the reasonable cost and expense of investigating and defending any alleged liability, loss, damage, claim, cost or expense and reasonable attorneys’ fees incurred in connection therewith) that may be asserted against them or that any of them may incur in whole or in part by reason of: (x) any deviation between the list of securities selected in accordance with the Strategy that Consultant/Licensor provides to GFD and the Selected Securities; (y) any claim that the Trust was not suitable or appropriate for any investor; or (z) any claim that Consultant/Licensor has or breached a fiduciary duty to the Trust or any investor.

If indemnification is to be sought hereunder, the Indemnified Person shall give prompt written notice thereof to the Indemnifying Party; provided, however, that the failure of the Indemnified Party to provide notice shall not relieve the Indemnifying Party from any liability that it may have hereunder, except to the extent such failure actually materially prejudices the Indemnifying Party. The Indemnifying Party may, with its own counsel and at its own expense, participate in the defense relating to the indemnification claim. The Indemnifying Party may also, by written notice, elect to conduct solely the defense relating to the indemnification claim, unless the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a time manner or counsel provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.

8. Limitation of Liability. Neither party shall be liable to the other party for any liabilities, damages, costs and expenses except for those resulting from the other party’s breach of a representation or warranty contained in this Agreement, gross negligence or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental or similar damages or losses, regardless of how such damages or losses arise. Nothing in this paragraph is intended to limit a party’s right to indemnification under Section 7 or a party’s right to full recovery for breach of Section 6 (Confidential Information).

9. Representations and Warranties.

(a) Licensee. Licensee represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or its governing documents.  Licensee further represents, warrants and covenants that it shall be solely responsible for and assume all costs and liabilities related to: (a) the quality of its licensed products and services bearing the Marks or using the Strategy, (b) any error or omission in or of its licensed products or failure or unsuitability of its licensed services, (c) liability from third party use of its licensed products or licensed services not directly caused by Consultant/Licensor, (d) compliance of its licensed products/services with all applicable laws, rules, regulations and standards, and (e) the promotion, sale, documentation and marketing of its licensed products and services, including without limitation the Registration Statement for the Trust and all related prospectuses.

(b)       Consultant/Licensor. Consultant/Licensor represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the state of its organization, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or any of its organizational documents. Consultant/Licensor further represents, warrants and covenants that (i) it is an investment adviser federally registered or exempt from registration under the Investment Advisers Act of 1940, as amended, and any applicable state statutes, (ii) the Strategy, Intellectual Property and Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and (iii) neither the selection of Selected Securities pursuant to the Strategy nor the Intellectual Property or the License granted pursuant to this Agreement infringes or otherwise violates any third-party’s intellectual property rights or other proprietary rights.

10.       Miscellaneous.

(a)       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of laws principles.

(b) Arbitration. Except for breaches of Section 6 (Confidential Information) or as to any matter as to which the parties may seek equitable relief, any dispute arising out of this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in the city of Chicago, in the State of Illinois. The arbitrator of any such controversy shall not have the authority to modify or alter any express condition or provision of this Agreement. Any arbitration award rendered under this Section shall be final and binding, and judgment may be entered on the award in any court of competent jurisdiction.

(c)       Entire Agreement. This Agreement, including the Appendices and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof.

(d)       Assignment. Neither party shall assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the heirs, successors, legal representatives and permitted assigns of the parties.

(e)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(f)       Survival. The provisions of Sections 6, 7, 8, 9, 10(a), 10(b), and 10(f) shall survive the termination of this Agreement.

[Signature Page Follows]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

Tekla Capital Management, LLC

By /s/ Daniel Romstead
Name: Daniel Romstead
Title: Chief Executive Officer

Guggenheim Funds Distributor, LLC. as Sponsor of the Trust

By Dominick Cogliandro
Name: Dominick Cogliandro
Title: Managing Director

Schedule A
The Strategy

The Healthcare Innovation UIT Portfolio seeks to include companies with attractive underlying business momentum expected to capitalize on tailwinds from key trends currently driving healthcare today.

Our investment team includes individuals with advanced scientific degrees, biopharma industry veterans, and financially trained sector specialists. Our analysts have a fundamental understanding of the science of biotechnology and of pharmaceutical product development as well familiarity with medical/clinical breakthroughs balanced with a pragmatic sense the of real-world commercial opportunities of such innovation. Tekla follows up to approximately four hundred distinct healthcare names.

Tekla’s investment process generally starts with its analysts developing a positive fundamental view of a candidate company. Though there can be many reasons to invest, this positive view often derives from a company exhibiting characteristics that are attractive from one or more of the following perspectives:

Valuation. By looking at a company intrinsically or relative to peers, a company may look undervalued or be considered to have attractive upside potential. We use metrics such as discounted cash flow (DCF), peak sales multiples, and market penetration models to estimate attractive valuation.

Catalysts. We value durable need for a company’s services and products and specific catalysts that can spur additional demand.

Novel Products. We look for companies that are expected to produce differentiated products and services relative what is otherwise available. We particularly like products and services that address unmet medical needs.

Risk. Healthcare companies face competitive pressure from peers and smaller firms face the possibility of newer medicines never reaching the market due to lack of clinical trial success. By setting a threshold of expected success and return on investment, we able to justify the inherent risk of investing in some of the smaller firms in the trust.

Additional candidates for inclusion in the Innovation Portfolio may be companies that are expected to benefit from one or more of several trends or themes positively impacting the healthcare industry. Such themes may include, but are not limited to, the needs of an aging population, biosimilar adoption, rare disease pricing power, and wearable and personal health monitoring. The resulting diversified Portfolio of companies may also include investments in a group of Core companies thought to be developing unique products addressing unmet medical needs

When investing across these themes and selecting companies, our goal is to create a balanced portfolio with a balance of larger cap established companies, mid cap companies poised for expanding revenue opportunities, and small capitalization companies which we assess to have considerable upside.

Healthcare companies broadly benefit from the consistent growth of healthcare spending in the United States over time and an aging population that requires significant medical care. The most innovative companies in healthcare can achieve high growth potential by gaining adoption for their new and improved products and services. Our investing goal in the Innovation Portfolio is to leverage our scientific and financial experience to identify those companies fundamentally best positioned to capitalize on the themes and trends driving healthcare.Schedule B

Schedule B

Consultant/Licensor Marks

TEKLA Capital Management LLC